Exhibit (a)(1)(D)(D)

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Subject: Important Information about the Cardinal Health Stock Option Exchange Program

As you know, on Friday, June 19, we launched a Stock Option Exchange Program for certain eligible stock option grants. Because eligible employees working in France will receive restricted share units (or RSUs) instead of stock options, we have recorded a special webcast presentation, exclusively for French eligible employees, which describes how the Stock Option Exchange Program will be applied in your country.

To learn more, please view this presentation, led by Cardinal Health Senior Vice President of Human Resources, Johnni Beckel, at your earliest convenience. We have attached the PowerPoint slides for easier reference.

After you view the presentation, please join us for a conference call on Tuesday, 30 June, at 15:00 Paris time (9:00 Eastern time) if you have any questions or concerns you would like to discuss. We will have on the line representatives from the Cardinal Health compensation team available.

To access the call, please call this US number:

The access code is: